Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

AXT, Inc. Reports Third Quarter 2004 Results

Company Tentatively Settles with Sumitomo Electric Industries, Ltd. on Global
Intellectual Property Cross-Licensing Agreement

Customers Continue to Qualify China Facility

FREMONT, Calif. - October 20, 2004 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter ended September 30, 2004.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue for the third quarter of 2004 was $8.5 million compared with $9.5 million in the second quarter of 2004.

Gross margin was negative 26.2 percent of revenue in the third quarter of 2004 compared with 8.7 percent of revenue in the second quarter of 2004.  The negative 26.2 percent gross margin included a $2.1 million inventory valuation charge due to excess and obsolete inventory, and an approximately $1.4 million charge in connection with the intellectual property settlement with Sumitomo Electric Industries (SEI).  The two charges reduced gross margin by 24.6 percent and 15.7 percent, respectively.

Operating expenses were $3.2 million in the third quarter of 2004 compared with $4.6 million in the second quarter of 2004. Operating expenses of $3.2 million included an impairment charge of $210,000 to write-off the balance of the company’s investment in a private company.

The company reported a loss from operations of $5.5 million for the third quarter of 2004 compared with a loss from operations of $3.8 million for the second quarter of 2004.

Net interest and other income was $320,000 for the third quarter of 2004 compared with net interest and other expense of $171,000 for the second quarter of 2004. Included in other income was a $237,000 gain for the amount of deposit forfeited by the private company, which investment was impaired by the company.

Net loss in the third quarter of 2004 was $5.0 million or a loss of $0.21 per basic and diluted share, compared with a loss of $3.8 million or a loss of $0.17 per basic and diluted share for the second quarter of 2004.

Management Qualitative Comments

 “During the quarter we addressed several of the challenges facing AXT,” said Don Tatzin, Interim CEO.  “First, AXT and SEI have tentatively settled the intellectual property issues world-wide.  AXT will make an initial payment to SEI in the amount of approximately $1.4 million, and will make on-going royalty payments for products sold in Japan.  Under this agreement, there will be no restrictions on AXT’s sales of products in Japan and elsewhere.

The litigation in Japan and interference proceedings in the U.S. will be dropped by both parties against the other and both companies will enter into a world-wide four-year cross-licensing agreement for all intellectual property used by either company related to compound semiconductor substrates.  The final agreement is expected to be completed during the fourth quarter of 2004 and remains subject to approval by the Boards of Directors of AXT and SEI.  This agreement will enable us to focus our resources on developing our own intellectual property, improving product quality, and improving our yields.

“Second, we have completed our move of manufacturing operations to China. Customer visits to our China facility are going well and we are continuing to qualify our products made in China.  We anticipate that we will begin to see orders from these qualifications early in 2005.

“Finally, we addressed an inventory issue that has resulted from a shift in customer demand that now favors our LED-related products.  After a thorough review, we concluded that certain inventory appropriate for other customer segments would not be sold within two years of its manufacturing date, the length of time we have historically retained finished goods inventory before writing it off.  Therefore, we incurred a charge of $2.1 million during this period related to reducing the value of this inventory to our expected realizable value.

“Our long-term business strategy remains focused on leveraging our competencies in VGF technology and creating joint ventures in China related to our core substrate business.  We believe there are opportunities to grow our business profitably using each competency and are actively working to do so.”

Outlook for Fourth Quarter, Ending December 31, 2004

AXT projects its revenue for the fourth quarter will be between $7.5 million to $8.0 million.

•       Consolidated gross margin is expected to be between 9 percent and 11 percent.

•       Consolidated sales, general and administrative expense is expected to be approximately $2.9 million.

•       Consolidated research and development expense is expected to be approximately $360,000.

•       Consolidated net loss from continuing operations is expected to be between $2.5 million and $2.7 million, or a loss of between $0.11 and $0.13 per diluted share.

•       Capital expenditures during 2004 will be approximately $2.0 million.  AXT projects that capital expenditures in the fourth quarter will approximate $500,000.

AXT has sufficient cash reserves and funding capacity to meet its anticipated capital requirements for the next twelve months.

Conference Call

A conference call will be held on October 20, 2004 at 1:30 p.m. PDT.  The conference call can be accessed at (785) 424-1051; the conference ID is AXT.  The call will also be simulcast on the Internet at www.axt.com.  Replays will be available at (402) 220-1548 until October 27, 2004.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Management’s accompanying script will be available on the company’s website immediately after the call through October 20, 2005. Additional investor information can be accessed at www.axt.com or by calling company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our tentative settlement with Sumitomo. Electric Industries, anticipated orders from customers as a result of qualification of our China operations, future inventory write-offs, and opportunities to grow our business as well as expected quarterly financial results for the fourth quarter of fiscal 2004. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: adjustments to reserves, the possible final outcome of our settlement with Sumitomo, the potential outcome of securities litigation filed against us, the potential outcome of any actions that may be filed against us by current or former employees for wrongful termination or health and safety issues, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue	$8,531	$8,529	$27,831	$25,583
Cost of revenue	10,767	8,029	28,705	24,135
Gross profit (loss)	(2,236)	500	(874)	1,448

Operating expenses:
Selling, general and administrative	2,468	2,654	8,441	7,973
Research and development	397	301	1,088	1,048
Asset impairment charge	210	—	210	—
Restructuring charge	158	—	1,235	—
Total operating expenses	3,233	2,955	10,974	9,021
Loss from operations	(5,469)	(2,455)	(11,848)	(7,573)
Interest expense	60	145	226	368
Other expense (income), net	(380)	(3)	(434)	1,035
Loss before provision for income taxes	(5,149)	(2,597)	(11,640)	(8,976)
Provision for income taxes	40	—	178	—
Loss from continuing operations	(5,189)	(2,597)	(11,818)	(8,976)
Discontinued operations:
Gain (loss) from discontinued operations, net of tax	225	(1,591)	447	(6,165)
Gain (loss) on disposal	—	1,625	—	(9,475)
Net loss	$(4,964)	$(2,563)	$(11,371)	$(24,616)

Basic and diluted loss per share:
Loss from continuing operations	$(0.22)	$(0.11)	$(0.51)	$(0.39)
Gain (loss) from discontinued operations	0.01	—	0.02	(0.69)
Net loss per share	$(0.21)	$(0.11)	$(0.49)	$(1.08)

Basic and diluted shares used in per share calculations	23,094	22,857	23,044	22,727

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	September 30,	December 31,
	2004	2003
Assets:
Current assets
Cash and cash equivalents	$16,220	$24,339
Short-term investments	16,670	14,669
Accounts receivable, net	5,237	6,297
Inventories	18,005	24,083
Prepaid expenses and other current assets	2,107	1,301
Assets held for sale	1,000	1,000
Total current assets	59,239	71,689

Property, plant and equipment	20,512	21,795
Other assets	3,089	4,237
Restricted deposits	8,365	9,302

Total assets	$91,205	$107,023

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$2,160	$2,638
Accrued liabilities	8,587	8,296
Accrued restructuring	642	—
Current portion of long-term debt	2,108	3,694
Total current liabilities	13,497	14,628

Long-term debt, net of current portion	7,600	8,842
Other long-term liabilities	1,313	1,255
Total liabilities	22,410	24,725

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,448	155,178
Accumulated deficit	(90,299)	(78,928)
Other comprehensive income	114	2,516
Total stockholders’ equity	68,795	82,298

Total liabilities and stockholders’ equity	$91,205	$107,023